Exhibit 99

Press Release

Horizon Offshore Issues Update

HOUSTON, Jan. 29, 2004 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF - News) today announced that due to its inability to collect any of its outstanding claims against Pemex or obtain financing on acceptable terms with an institutional lender prior to January 31, 2004 it has reached agreement with the lenders on two of its existing revolving credit facilities to amend its loan agreements. These amendments remove a condition that would have reduced its borrowing capacity under these agreements from an aggregate of $50 million to $20 million on January 31, 2004. As of January 28, 2004, $50 million was outstanding under these revolving credit facilities. Each of these facilities mature on April 3, 2004. Horizon is currently pursuing additional debt and equity sources of financing to replace these facilities prior to their maturity and to reach long-term agreements with the lenders on all of its credit facilities. If Horizon does not obtain long term financing on acceptable terms and does not collect on its Pemex claims prior to April 3, 2004, it will need to obtain another extension from the lenders on the revolving credit facilities mentioned above.

Horizon also reported that it and its consultants continue to negotiate with and use their best efforts to collect its outstanding claims against Pemex, but the ultimate amount and timing of payment of its claims is uncertain at this time. The possibility exists that Pemex could pay a portion of the claims and require Horizon to submit the remainder of its claims to arbitration, or, if agreement cannot be reached with Pemex, Horizon may have to submit all of its claims to arbitration. Because of the uncertainty associated with the timing of any payments, the Company is currently evaluating the amount to be reserved for accounting purposes for the Pemex receivable and reflected in its fourth quarter 2003 results.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other subsea production systems, and the installation and disassembling of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: Pemex's approval of claims and the outcome of related settlement agreements and payment related thereto; Horizon's ability to manage liquidity and financing requirements pending the collection of receivables and claims from Pemex; expected loan noncompliance and the need for additional financing; industry conditions and volatility; prices of oil and gas; the company's ability to realize deferred tax benefits from the impairment of assets; the company's ability to obtain new projects and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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Contact:

          Horizon Offshore, Inc.
          David W. Sharp
          (713) 361-2630